SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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VendingData Corporation
(Name of Registrant as Specified In Its Charter)

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VENDINGDATA CORPORATION
6830 Spencer Street
Las Vegas, Nevada 89119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD _________________, 2006

To our Stockholders:

The Annual Meeting of Stockholders of VendingData Corporation, a Nevada corporation, will be held on _____________, ________________, 2006, at 10:00 a.m., local time, at 6830 Spencer Street, Las Vegas, Nevada, 89119 to:

1.	Re-elect six (6) directors, each to serve until our 2007 Annual Meeting of Stockholders;

2.
Authorize and approve the issuance of up to 1,652,048 shares of our common stock issuable upon conversion of secured convertible promissory notes issued in connection with our acquisition of all of the capital stock of Dolphin Advanced Technologies Pty Ltd, an Australian corporation;

3.
Authorize and approve the issuance of up to 741,624 shares of our common stock issuable upon conversion of secured convertible promissory notes issued by us certain investment funds managed by Bricoleur Capital Management, LP;

4.
Authorize and approve the issuance of an aggregate of 150,000 shares of our common stock to Vincent DiVito, Maj. Gen. Paul Harvey, and Robert Miodunski in connection with their service as members of our board of directors;

5.	Authorize and approve the issuance of all shares of our common stock and warrants issuable pursuant to a securities purchase agreement between us and Elixir Group Limited, a Hong Kong company;

6.	Authorize and approve an amendment to our articles of incorporation increasing our authorized common stock;

7.	Authorize and approve an amendment to our articles of incorporation changing our corporate name to “Elixir Gaming Technologies Incorporated”;

8.	Authorize and approve an amendment to our 1999 Stock Option Plan to increase the number of shares of common stock reserved under the plan;

9.
Vote on the adjournment or postponement of the Annual Meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies in favor of proposals 1, 2, 3, 4, 5, 6, 7 or 8; and

10.	Consider any other business that properly comes before the meeting.

Only stockholders of record at the close of business on October 31, 2006 will be entitled to notice of, and to vote at, the meeting and any adjournments of the meeting. It is important that your shares be represented at the meeting. Please mark, sign, date, and mail the enclosed proxy card in the postage-paid envelope provided, regardless of whether you plan to attend in person.

Sincerely,
Mark R. Newburg President and Chief Executive Officer

November ___, 2006

Las Vegas, Nevada

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MEETING	2

VOTING OF SHARES	6

PROXY SOLICITATION	6

PROPOSAL ONE — ELECTION OF DIRECTORS	7

PROPOSAL TWO — APPROVE THE ISSUANCE OF UP TO 1,652,048 SHARES OF OUR COMMON STOCK UPON CONVERSION OF PROMISSORY NOTES ISSUED IN THE DOLPHIN ACQUISITION	11

PROPOSAL THREE — APPROVE OF THE ISSUANCE OF UP TO 741,624 SHARES OF OUR COMMON STOCK ISSUABLE UPON THE CONVERSION OF PROMISSORY NOTES ISSUED IN THE BRICOLEUR FINANCING TRANSACTION	13

PROPOSAL FOUR — AUTHORIZATION AND APPROVAL OF THE ISSUANCE OF 150,000 SHARES OF COMMON STOCK TO CERTAIN DIRECTORS	15

PROPOSAL FIVE — APPROVE THE ISSUANCE OF ALL SHARES OF OUR COMMON STOCK ISSUABLE IN THE ELIXIR TRANSACTION	16

PROPOSAL SIX — APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK	19

PROPOSAL SEVEN — APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATE NAME	21

PROPOSAL EIGHT — APPROVE AN AMENDMENT TO OUR 1999 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED	22

PROPOSAL NINE — AUTHORIZATION TO ADJOURN OR POSTPONE THE MEETING TO SOLICIT ADDITIONAL VOTES FOR APPROVAL	26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

EQUITY COMPENSATION PLAN INFORMATION	29

EXECUTIVE COMPENSATION	30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH THE COMPANY	33

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	35

OTHER BUSINESS	36

HOUSEHOLDING OF ANNUAL MEETING MATERIALS	36

PROPOSALS FOR THE NEXT ANNUAL MEETING	36

INFORMATION INCORPORATED BY REFERENCE	36

ANNUAL REPORT	37

-i-

VENDINGDATA CORPORATION

PROXY STATEMENT FOR
2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held _______________, 2006

The accompanying proxy is solicited on behalf of the board of directors of VendingData Corporation in connection with our Annual Meeting of Stockholders to be held on ____________, ____________________, 2006, at 10:00 a.m., local time, at 6830 Spencer Street, Las Vegas, Nevada 89119 for the purposes set forth in the accompanying Notice of Meeting.

Please mark and sign the enclosed proxy card and return it in the accompanying envelope. No postage is required if your returned proxy card is mailed within the United States. We will bear the cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding the materials to the beneficial owners of our common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, electronic mail, personal conversation or other means of communication. We may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of our common stock.

Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted according to the instructions given in the proxy. Any stockholder giving a proxy may revoke it any time prior to its use at the Annual Meeting by giving a written revocation notice to our secretary, by filing a revoking instrument or a duly executed proxy bearing a later date with our secretary or by attending the Annual Meeting and voting in person

We expect that this proxy statement, the proxy and notice of meeting will first be mailed to our stockholders on or about November ___, 2006.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q: Why am I receiving this proxy statement?

A: We are holding our Annual Meeting of Stockholders to re-elect the members of our board of directors. In addition, during the year we entered into certain agreements and undertakings that require the approval of our stockholders, as follows:

•
As more fully described in Proposal Two, we acquired all of the shares of capital stock of Dolphin Advanced Technologies Pty Limited, an Australian corporation, in consideration for, among other things, our issuance of common shares and secured promissory notes that are convertible into shares of our common stock upon, and subject to, the approval of our stockholders. Rule 712 of the American Stock Exchange Company Guide requires listed companies to obtain the approval of their stockholders for the issuance of common stock in connection with an acquisition if the number of shares issuable in connection with such acquisition equals or exceeds 20% of the number of shares of common stock outstanding prior to the acquisition. When added to the number of common shares we issued in the Dolphin acquisition, the common shares underlying the Dolphin convertible promissory notes exceeds 20% of our shares of common stock outstanding prior to the Dolphin acquisition. In Proposal Two, we are asking our stockholders to approve the issuance of our common shares upon conversion of the secured promissory notes issued in the Dolphin acquisition.

•
As more fully described in Proposal Three, we entered into a financing transaction with certain investment funds managed by Bricoleur Capital Management, LP, pursuant to which, among other things, we issued warrants and secured promissory notes that are convertible into shares of our common stock upon, and subject to, the approval of our stockholders. Rule 713 of the AMEX Guide requires listed companies to obtain approval of their stockholders for the issuance of shares pursuant to any transaction that involves the issuance or potential issuance of common stock equal to 20% or more of their shares of common stock outstanding prior to the acquisition for less than the greater of book or market value of the stock. The exercise price and conversion price of the warrants and notes issued to the Bricoleur funds exceeds the greater of the book or market value of our stock prior to the Bricoleur financing transaction. When added to the number of common shares underlying the Bricoleur warrants, the common shares underlying the Bricoleur convertible promissory notes exceeds 20% of our shares of common stock outstanding prior to the Bricoleur financing transaction. In Proposal Three, we are asking our stockholders to approve the issuance of our common shares upon conversion of the secured promissory notes issued in the Bricoleur financing transaction.

•
As more fully described in Proposal Four, we agreed to issue 50,000 shares of our common stock to each of three of our independent directors upon, and subject to, the approval of our stockholders to compensate them for their service on our board. Rule 711 of the AMEX Company Guide requires listed companies to obtain approval of their stockholders for the issuance of common stock to their directors outside of a pre-approved plan. Since we do not have in place a shareholder approved plan for the grant of the director shares, in Proposal Four we are asking our stockholders to approve the issuance of issuance of all 150,000 shares of our common stock issuable to three of our independent directors.

•
As more fully described in Proposal Five, we entered into a securities purchase agreement and related agreements with Elixir Group Limited, a Hong Kong company, which, among other things, requires us to issue upon, and subject to, the approval of our stockholders an aggregate of up to 17 million shares of our common stock, consisting of one million common shares and 16 million common shares issuable upon exercise of warrants to be sold to Elixir. Even though we do not believe we are required to obtain shareholder approval of this financing transaction under the AMEX Company Guide or otherwise, we are seeking approval from our stockholders to issue all of the shares that may be issued pursuant to the transaction with Elixir as a precautionary measure in the event that we are required to do so in connection with any future transaction between us and Elixir.

•
In order to issue the shares of common stock under proposals Two, Three, Four and Five, we will need to increase our authorized shares of common stock. In addition, we entered into an Alliance Agreement with Elixir pursuant to which we are entitled to change our corporate name to “Elixir Gaming Technologies Incorporated”. The increase in our authorized shares of common stock and change in corporate name can only be effected by way of amendment to our articles of incorporation, and we must obtain the approval of our shareholders to amend our articles. In Proposals Six and Seven, we are asking our stockholders to approve amendments to our articles of incorporation for purposes of increasing the number of shares of our authorized common stock and change in corporate name, respectively.

Q: What is the maximum number of shares we will issue in connection with Proposals Two, Three, Four and Five?

A: If Proposals Two, Three, Four and Five are approved, we will be authorized to issue an aggregate of up to 19,543,672 shares of our common stock, comprised of the following: (i) 1,652,048 shares issuable upon the conversion of the notes issued in the Dolphin acquisition; (ii) 741,624 shares issuable upon conversion of the notes issued in the Bricoleur financing transaction, (iii) 150,000 shares issuable to certain of our independent directors, and (iv) up to 17,000,000 shares issuable pursuant to the Elixir transaction.

Q: What do I need to do now?

A: We urge you to carefully read and consider the information contained in this proxy statement. You also may want to review the information incorporated by reference described under the section entitled “Information Incorporated by Reference” on page ____. If applicable, you should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or submit your voting instructions by internet or by telephone if that option is available to you.

Q: How do I vote?

A: If you are a VendingData stockholder of record, you may vote in person at the Annual Meeting or by submitting a proxy for the meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to your proxy card or the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the internet or telephone.

Q: What happens if I do not vote?

A: If you do not submit a proxy card or vote at the Annual Meeting, your proxy will not be counted as present for the purpose of determining the presence of a quorum, and your shares will not be voted at the meeting. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the Annual Meeting. Broker non-votes will also have the same effect as shares not voted at the meeting.

Q: If my VendingData shares are held in “street name,” will my broker, bank, or nominee vote my shares for me on all proposals?

A: No. Your broker, bank, or nominee cannot vote your shares on matters other than the election of directors unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

Q: Can I change my vote after I have mailed my signed proxy or direction form?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at your stockholder meeting by:

•   delivering to the corporate secretary of VendingData a signed notice of revocation;

•  granting a new, later-dated proxy, which must be signed and delivered to the corporate secretary of VendingData; or

•  attending your stockholder meeting and voting in person; however, your attendance alone will not revoke your proxy.

If your shares are held in street name and you have instructed your broker or nominee to vote your shares, you must follow your broker or nominee’s directions in order to change your vote or revoke your proxy.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q: What if I object to the proposed transactions? Do I have dissenter’s rights?

A: No. Dissenter’s rights are not available for the types of transactions discussed in this proxy statement.

Q: Whom should I call with questions?

A: If you have any questions about the transaction or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Georgeson Inc.		VendingData Corporation
17 State St. 10th Floor	or	6830 Spencer Street
New York, NY USA 10004		Las Vegas, Nevada 89119
Telephone: (212) 440-9800		Telephone: (702) 733-7195
Toll-free: (xxx) xxx-xxxx		Attn: Arnaldo F. Galassi
Chief Financial Officer

You may also obtain additional information about VendingData from documents filed with the Securities and Exchange Commission (hereafter, the “SEC”) by following the instructions on page _____.

 VOTING OF SHARES

Our board of directors has fixed the close of business on October 31, 2006 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On October 31, 2006, 28,567,046 shares of our common stock, $0.001 par value, were outstanding and held by 276 recordholders. Each share outstanding on that date entitles its holder to one vote in person or by proxy on each matter to be voted on at the Annual Meeting.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required for a quorum for the transaction of business. In general, shares of common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum.

Vote Required for Approval

Pursuant to Section 78.330 of the Nevada General Corporation Law, a plurality of the shares voting at the Annual Meeting is required to elect directors. This means that if there are more nominees than the six positions to be filled, the six nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes (i.e. shares held of record by a broker which are not voted because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise authority to vote the shares in its discretion) and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

The approval of holders of a majority of our outstanding common stock is required to approve the proposed amendments to our articles of incorporation for the purposes of increasing our authorized common stock and changing our corporate name.

All other proposals presented in this proxy statement will be approved if a majority of the shares present or represented at the meeting and entitled to vote on the proposal are voted in favor of such matter. In counting votes on each such matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted on the matter. Shares that are not present or represented at the meeting will be deducted from the total number of shares of which a majority is required.

Voting of Proxies

Shares of common stock represented by properly executed proxy cards will be voted according to the choices specified. Proxies that are signed by stockholders but that lack any voting instructions will be voted FOR the election of all of the nominees for director listed in this proxy statement, and FOR all other Proposals set forth in this Proxy Statement. If any other business properly comes before the Annual Meeting, shares represented by proxy will be voted according to the best judgment of the proxy holders named on the proxy card.

PROXY SOLICITATION

We are soliciting proxies from our stockholders for our Annual Meeting of Stockholders. We will pay the cost of solicitation of proxies from our stockholders, including preparation, assembly, printing and mailing of this proxy statement and the proxy cards. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by our board of directors, officers and employees, and Georgeson Shareholder Communications, in person or by telephone, electronic mail, or other means of communication. No additional compensation for soliciting proxies will be paid to our board of directors, officers or regular employees for such services, but Georgeson Shareholder Communications will be paid its customary fee, excluding expenses, of approximately $________ for soliciting proxies on our behalf.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our bylaws provide that our board will consist of between one and ten members, with the number of directors determined from time to time by our board. The number of directors is currently set at seven; however, there is a vacancy on the board. The current term of all of our directors expires at the Annual Meeting. Accordingly, six directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the board of directors to fill the vacancy.

Information About Nominees

Names of the board of directors' nominees and certain biographical information about the nominees are set forth below.

Mark R. Newburg Age 52 Director since 2005
Mr. Newburg has served as a member of our board and as our treasurer since April 2005, and as our president and chief executive officer since October 2005. From August 2004 to October 2005, Mr. Newburg served as a director, and the president and chief executive officer, of VirtGame Corp, a gaming software development company. From March 2004 to November 2004, Mr. Newburg served as chief operating officer to Left Right Marketing Technologies, an internet retailing start-up company located in Las Vegas. From March 2003 to March 2004, Mr. Newburg was president and chief executive officer of C2Consulting Inc., a management consulting firm. From July 2001 to March 2003, Mr. Newburg served as president of Aristocrat Technologies Inc, an Australia based designer, builder and marketer of proprietary software and hardware to the international gaming market. Previously, Mr. Newburg had a 20 year career at NCR, a $5.9 billion provider of retail store automation, self-service, payment, and data-warehousing solutions. Mr. Newburg is a member of the board of directors of Sun New Media, a publicly held company.

James E. Crabbe Age 61 Director since 1998
Mr. Crabbe became a member and vice-chairman of our board in 1998 and was elected chairman of our board in August 2001. Mr. Crabbe retired in 2000 from a career in money management spanning 34 years during which he co-founded the Crabbe-Huson Group, Inc., an investment management company. Mr. Crabbe also serves on the board of directors of Viewpoint Corporation, a publicly traded software company.

William Westmore Purton Age 54 Director since 2006	Mr. Purton became a member of our board in July 2006 in connection with our acquisition of all of the capital stock of Dolphin Advanced Technologies Pty Limited.
Maj. Gen. Paul A. Harvey Age 68 Director since 2005
General Harvey joined our board in October 2005. General Harvey spent 32 years on active duty in the United States Air Force where he held numerous command positions throughout the United States, Europe, Africa and the Middle East. Following retirement, he was the executive director of the Mississippi Gaming Commission from 1993 through 1998. General Harvey serves on the board of directors of the National Center for Responsible Gaming. General Harvey also serves on the boards of directors of Riviera Holdings Corporation and Progressive Gaming International Corp, both of which are publicly held companies.

Vincent L. DiVito Age 46 Director since 2005
Mr. DiVito joined our board in October 2005 and he chairs our Audit and Nominating Committees. Since September 2000, Mr. DiVito has been Vice president, chief financial officer and treasurer of Lonza, a global specialties chemical business headquartered in Allendale, New Jersey. From 1990 to September 2000, Mr. DiVito was employed by Algroup Wheaton, a global pharmaceutical and cosmetics packaging company, first as its Director of Business Development and later as its vice president and chief financial officer. Mr. DiVito is a certified public accountant and certified management accountant. Mr. DiVito is a member of the board of directors of Riviera Holdings Corporation, a publicly held company.

Robert L. Miodunski Age 55 Director since 2005
Mr. Miodunski joined our board in November 2005, and is a member of our Audit Committee. Since 2004, Mr. Miodunski has acted as a consultant to the board of directors and management of Alliance Gaming Corporation. Mr. Miodunski was president and chief executive officer of Alliance Gaming from 1999 through 2004. From 1994 until 2002, Mr. Miodunski served as President of United Coin Machine Company, a subsidiary of Alliance Gaming.

Additional Information About our Board and its Committees

We continue to monitor the rules and regulations of the SEC and the American Stock Exchange to ensure that a majority of our board remains composed of “independent” directors. All of our directors except Mark Newburg and William Purton are “independent” as defined in Section 121A of the American Stock Exchange Company Guide.

Our board met 11 times in 2005. During fiscal 2005, except for one director’s absence at the board meeting held on September 21, 2005, all of our directors attended all meetings during the periods for which they served on our board, and all of the meetings held by committees of the board on which they serve. The board of directors has formed an audit committee and a nominating committee, both of which operate under written charters. The committee charters are not available on our website. However, the charters for the audit committee and the nominating committee were included as appendices to the proxy statement filed with the SEC on September 3, 2004. Our board of directors does not have a policy regarding board members’ attendance at the Annual Meeting of Stockholders.

Audit Committee

 During fiscal 2005, our audit committee was comprised of Vincent DiVito, Bob Smith, Ron Keil, and Robert Miodunski. Messrs. Smith and Keil resigned from our board of directors on June 26, 2006. Our audit committee charter and the rules of the American Stock Exchange require us to have at least two members on our audit committee. In August 2006, Maj. Gen. Paul Harvey was appointed to serve on our audit committee. Mr. DiVito serves as the audit committee chair. Our audit committee generally meets quarterly, and in 2005 our audit committee held two meetings. Our audit committee has the responsibility of selecting the firm that will serve as our independent public accountants, approving and reviewing the scope and results of the audit and any non-audit services provided by the independent public accountants and meeting with our financial staff to review internal control, procedures and policies.

We have identified Mr DiVito as the audit committee financial expert. Mr DiVito is the chief financial officer of Lonza, a Swiss life sciences chemical company, and he is also a certified public accountant and a certified management accountant. Both members of our audit committee are independent, as independence for audit committee members is defined in Section 121A of the American Stock Exchange Company Guide. In addition, Mr. Miodunski and General Harvey each meet the definition of “financially sophisticated” as defined in Section 121B of the AMEX Guide.

Nominating Committee

During fiscal 2005, our nominating committee was comprised of Maj. Gen. Paul Harvey, Vincent DiVito, Bob Smith, and Ron Keil. Messrs. Smith and Keil resigned from our board of directors on June 26, 2006. Our nominating committee charter requires us to have at least two members on our nominating committee. In August 2006, James Crabbe was appointed to serve on our nominating committee. Mr. Crabbe serves as the nominating committee chair. The nominating committee is responsible for assisting our board with respect to the appropriate size and composition of our board and monitoring and making recommendations regarding the performance of our board. In this regard, our nominating committee evaluates the qualifications of all proposed candidates for election to our board, including capability, availability to serve, conflicts of interest and other relevant factors, and makes recommendations to our board concerning the size and composition of our board of directors.

In 2005, our nominating committee held one meeting. The members of our nominating committee are independent, as independence for directors is defined in Section 121A of the American Stock Exchange Company Guide.

The charter of our nominating committee allows the nominating committee to consider for directorships candidates nominated by third parties, including stockholders. For a third party to suggest a candidate, one must provide our legal department with the name of the candidate, together with a brief biographical sketch and a document indicating the candidate’s willingness to serve if elected.

Our nominating committee has recommended James E. Crabbe, Mark R. Newburg, William Westmore Purton, Maj. Gen. Paul Harvey, Robert L. Miodunski, and Vincent DiVito as nominees for election to our board of directors at the Annual Meeting.

Director Compensation

Non-Employee Director Compensation. Our non-employee members of our board receive an initial grant of 1,000 options and an annual grant of 10,000 options on the date of the annual or special meeting of stockholders at which directors are elected. The exercise price shall be the then-current market price of our common stock. Our directors are reimbursed for their out-of-pocket expenses related to their services as directors or meeting attendance. In addition, upon joining the board, Messrs. DiVito, Harvey and Miodunski each received options to purchase 100,000 shares of common stock at $1.34 per share over a 3-year term pursuant to the Company's 1999 Stock Option Plan; and subject to shareholder approval, each will receive a grant of 50,000 shares of common stock to be accrued in increments of 10,000 shares over five calendar quarters beginning with the quarter started April 1, 2006, and issued upon receipt of shareholder approval.

Employee Director Compensation. Directors who are employees of VendingData Corporation receive no compensation for services provided in that capacity, but are reimbursed for out-of-pocket expenses in connection with attendance at meetings of our board and its committees.

Committee Interlocks and Insider Participation

No member of our board of directors is employed by VendingData Corporation or our subsidiaries except for Mark R. Newburg, who is presently employed as our president and chief executive officer.

Process for Stockholders to Send Communications to Our Board

Because we have always maintained open channels of communication with our stockholders, we do not have a formal policy that provides a process for stockholders to send communications to our board. However, if a stockholder would like to send a communication to our board, please address the letter to the attention of our Legal Department and it will be distributed to each director.

Recommendation of the VendingData Board of Directors

The VendingData Board of Directors recommends that VendingData stockholders vote “FOR” the election of all director nominees listed in this proxy statement.

Audit Committee Report

The Audit Committee reviewed and discussed VendingData’s audited financial statements for the year ended December 31, 2005 with our management. The Audit Committee discussed with Piercy Bowler Taylor & Kern, VendingData’s independent registered public accounting firm, the matters required to be discussed by statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received the written disclosures and the letter from Piercy Bowler Taylor & Kern required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Piercy Bowler Taylor & Kern with them.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board of Directors that VendingData’s audited financial statements be included in our Annual Report on Form 10-KSB for the year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE*

Vincent DiVito Robert Miodunski Maj. Gen. Paul Harvey

PROPOSAL TWO — APPROVE THE ISSUANCE OF UP TO 1,652,048 SHARES OF OUR COMMON STOCK UPON CONVERSION OF PROMISSORY NOTES ISSUED IN THE DOLPHIN ACQUISITION

Rule 712 of the American Stock Exchange Company Guide requires stockholder approval for the issuance of shares in consideration for the acquisition of the stock or assets of another company where the number of shares to be issued will result in an increase of 20% or more in the outstanding common stock of the issuer. In accordance with Rule 712 of the AMEX Company Guide, we are seeking the approval of our stockholders for the issuance of up to 1,652,048 shares of our common stock (“Conversion Shares”) to be issued upon conversion of secured convertible promissory notes issued in connection with our acquisition of all of the outstanding capital shares of Dolphin Advanced Technologies Pty Ltd. and its wholly-owned subsidiary (collectively, "Dolphin").

On July 12, 2006, we acquired all of the outstanding capital shares of Dolphin pursuant to a Share Sale Agreement (the "Purchase Agreement") dated July 5, 2006 with William Westmore Purton, an individual, and Synwood Pty Ltd, an Australian corporation ("Synwood" and together with Mr. Purton, the "Sellers"). Synwood is a family trust established by Mr. Purton, who is the sole trustee. In connection with the acquisition, Mr. Purton became a member of our board of directors effective as of July 12, 2006.

In exchange for all of the capital stock of Dolphin, we paid the Sellers the following consideration: (a) a total of $1,350,000 in cash, of which $750,000 was paid as a non-refundable deposit in April 2006 upon the execution of the letter of intent among the parties; (b) 2,462,238 shares of our common stock, of which 1,000,000 shares were issued in April 2006 as part of the non-refundable deposit; and (c) secured convertible promissory notes in the aggregate principal amount of $5,782,168 (the “Dolphin Notes”). The Dolphin Notes are non-interest bearing and all principal under the Dolphin Notes is due and payable on January 7, 2007. The Dolphin Notes provide that immediately upon our receipt of shareholder approval for issuance of the Conversion Shares, as required by the rules of the American Stock Exchange, or a determination that shareholder approval of our issuance of the Conversion Shares is not required under such AMEX rules, all outstanding principal will automatically be converted into our common shares at the rate of $3.50 per share, for a total of 1,652,048 shares of common stock.

For a period of two years from the close of the transaction, if the Sellers sell any of the 1,462,238 common shares delivered at closing or the Conversion Shares (together, the "Consideration Shares") for a price of less than $3.50 per share, we will deliver to the Sellers cash equal to difference between the sale price and $3.50 per share; provided that with regard to any sales of the Consideration Shares otherwise than in a public sale through an ordinary brokers' transaction, our payment obligation will be limited to the difference between $3.50 per share and the greater of the sale price or 90% of the average closing price for our common shares during the ten trading days preceding the sale. The Sellers are obligated to use their reasonable best efforts to obtain the most favorable available sale price. Except for the first 900,000 Consideration Shares sold by the Sellers during the first 90 days following the close, we will have no obligation to make up the difference between the sale price of their shares and $3.50 per share in the event of any sale otherwise than in a public sale through an ordinary brokers' transaction at a sale price of less than 80% of the average closing price for our common shares during the ten trading days preceding the sale. Our obligations under the notes and the resale price guarantee of the Consideration Shares are secured by Dolphin's pledge of a security interest in the assets of Dolphin that do not relate to our gaming business. You can find additional information about the Dolphin acquisition in our Current Reports on Form 8-K filed with the SEC on April 24, 2006, and July 11, 2006, which are available on the SEC’s website at www.sec.gov.

We believe that the shares of common stock that we have issued in the Dolphin transaction to date have been issued in compliance with Rule 712 of the AMEX Company Guide. However, our issuance of the Conversion Shares would cause us to exceed the number of shares that we can issue under AMEX Rule 712 in the absence of stockholder approval. Accordingly, we must obtain stockholder approval pursuant to Rule 712 in order to issue the Conversion Shares.

If we do not obtain shareholder approval for the Conversion Shares, there will be no adverse affect on the common shares we have issued to date in the Dolphin transaction. However, we will be forced to pay the remaining principal balance under the Dolphin Notes in cash, thereby reducing the cash available to fund our operations. In addition, if we do not have sufficient funds available to make such payments on January 7, 2007, the date the principal balance is due under the Dolphin Notes, we will be in default of our obligations under the Dolphin Notes and the Purchase Agreement.

Recommendation of the VendingData Board of Directors

The VendingData Board of Directors recommends that VendingData stockholders vote “FOR” the approval of the issuance of the Conversion Shares.

PROPOSAL THREE —APPROVE OF THE ISSUANCE OF UP TO 741,624 SHARES OF OUR COMMON STOCK ISSUABLE UPON THE CONVERSION OF PROMISSORY NOTES ISSUED IN THE BRICOLEUR FINANCING TRANSACTION

Rule 713 of the American Stock Exchange Company Guide requires stockholder approval to list shares that were issued in connection with any transaction that involves the sale, issuance, or potential issuance of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding shares of common stock for less than the greater of book or market value of the stock. In accordance with Rule 713, we are seeking the approval of our stockholders for the issuance of up to 741,624 shares (the “Bricoleur Shares”) of our common stock issuable upon conversion of secured convertible promissory notes (the “Bricoleur Notes”) issued pursuant to certain financing transactions contemplated by the 8% Senior Secured Note Purchase Agreement (the “Note Agreement”) and Amended and Restated Securities Put Agreement (the “Put Agreement”), each dated May 1, 2006, by and among us and four investment funds managed by Bricoleur Capital Management, of San Diego, California (the “Bricoleur Funds”). You can find additional information about the financing transaction with the Bricoleur Funds in our Current Report on Form 8-K filed with the SEC on May 8, 2006, which is available on the SEC’s website at www.sec.gov.

Pursuant to the Note Agreement, the Bricoleur Funds purchased $13 million of 8% senior secured notes (the “8% Notes”) and warrants (“Warrants”) to purchase 3,200,000 shares of our common stock over a five year period at an exercise price of $2.50 per share. The principal amount of the 8% Notes is payable in four annual installments of $1.5 million, due on each of the first four anniversaries of the closing date of the transaction, with the balance due on March 31, 2011. While the 8% Notes are outstanding, half of all proceeds from asset sales, settlement awards, and stock placements (excluding funds received from the sale of the first 1,000,000 shares of our common stock placed after May 2, 2006, if such a placement occurs) will be used to reduce the principal balance of the 8% Notes. The transactions under the Note Agreement closed on May 2, 2006 (the “Closing Date”). The closing price of our common stock on May 1, 2006, was $2.59 per share (the “Threshold Price”). The closing price of the issuer’s shares on the date of the agreements is the applicable date for purposes of determining the limitation in Rule 713. Accordingly, all of the shares issuable upon exercise of the Warrants will be treated as issued below market for purposes of Rule 713. On September 20, 2006, the parties subsequently amended the Note Agreement and the Warrants to reduce the number of shares for which the Warrants could be exercised from 3,200,000 to 2,600,000, and to reduce the exercise price from $2.50 to $2.00.

Pursuant to the Put Agreement, the Bricoleur Funds have agreed to purchase up to $5 million of our common stock, in increments of not less than $1,000,000, from time to time at our option. The purchase price for shares sold pursuant to the Put Agreement will be equal to 80% of the volume-weighted average price of our common stock on the day we deliver the requisite purchase notice to the Bricoleur Funds, but not in excess of $3.50 per share. Since the Closing Date, we have received four advances under the Put Agreement in the aggregate amount of $3.5 million for which we have issued shares of our common stock at prices below the Threshold Price, and two advances in the aggregate amount of $1.5 million for which we have issued the Bricoleur Notes. The conversion of the Bricoleur Notes into shares of our common stock is subject to shareholder approval. The effective conversion rate of each of the Bricoleur Notes is less than $2.59; accordingly all of the Bricoleur Shares will be issued below market for purposes of the limitation of Rule 713.

On May 1, 2006, the date of the Note Agreement and Put Agreement, we had 22,468,284 shares of common stock issued and outstanding, 19.99% of which equals 4,491,409 (the “Issuable Maximum”). In order to comply with Rule 713, we may issue shares of our common stock at a price below market in an amount up to the Issuable Maximum without obtaining the approval of our stockholders; however, amounts in excess of the Issuable Maximum must be approved by our stockholders. The number of shares of our common stock we have issued to date pursuant to the Put Agreement plus the shares issuable to the Bricoleur Funds upon the exercise of the Warrants equals 4,452,781. When aggregated with the Bricoleur Shares, the total number of shares issuable to the Bricoleur Funds pursuant to the financing transactions described above will exceed the Issuable Maximum. Accordingly, we are seeking shareholder approval for the issuance of the Bricoleur Shares in compliance with Rule 713.

If we fail to obtain shareholder approval, the Bricoleur Notes will not be converted and we will be prohibited from issuing the Bricoleur Shares. We will have to pay the principal balance of the Bricoleur Notes in cash, which will reduce the amount of cash available to fund our operations. If we are unable to make such payments we will be in default of our obligations under the Bricoleur Notes and the Put Agreement.

Recommendation of the VendingData Board of Directors

The VendingData Board of Directors recommends that VendingData stockholders vote “FOR” the approval of the issuance of the Bricoleur Shares.

PROPOSAL FOUR — AUTHORIZATION AND APPROVAL OF THE ISSUANCE OF 150,000 SHARES OF COMMON STOCK TO CERTAIN DIRECTORS

Section 711 of the American Stock Exchange Company Guide requires stockholder approval for the establishment of any equity compensation arrangement pursuant to which stock may be acquired by officers, directors, employees, or consultants, with limited exceptions. We are seeking the approval of our stockholders in accordance with Section 711 of the AMEX Company Guide for the issuance of an aggregate of 150,000 shares of our common stock (the “Director Shares”) to Vincent DiVito, Maj. Gen. Paul Harvey, and Robert Miodunski, as partial compensation for their service as members of our board. The Director Shares will be issued outside of our approved stock option plans, and accordingly we are required to obtain stockholder approval pursuant to Section 711 of the AMEX Company Guide. Subject to stockholder approval, we propose to issue 50,000 shares of our common stock to each of Messrs. DiVito, Harvey, and Miodunski. We began accruing these shares on a quarterly basis in increments of 10,000 shares for each of Messrs. DiVito, Harvey, and Miodunski starting with the calendar quarter that started April 1, 2006, and are continuing to accrue them on that basis. The shares that have accrued will be issued upon, and subject to, receipt of stockholder approval, and the remainder will be issued quarterly as described above providing that we obtain stockholder approval.

If we do not obtain shareholder approval for the issuance of the Director Shares, we will not issue the Director Shares and we will likely consider providing alternative compensation to Messrs. DiVito, Harvey, and Miodunski for their services, including the grant of stock options under our current stock option plans.

Recommendation of the VendingData Board of Directors

The VendingData Board of Directors recommends that VendingData stockholders vote “FOR” the approval of the issuance of the Director Shares.

PROPOSAL FIVE — APPROVE THE ISSUANCE OF ALL SHARES OF OUR COMMON STOCK ISSUABLE IN THE ELIXIR TRANSACTION

On October 11, 2006, we entered into an Alliance Agreement, an Amended and Restated Sales Representative Agreement (the “Sales Agreement”), and a Securities Purchase Agreement with Elixir Group Limited, a Hong Kong company (“Elixir”). Although we are not required to do so under our charter documents, applicable corporate laws, or the rules of the American Stock Exchange, we are seeking the approval of our stockholders for the issuance of all of the shares of our common stock (“Elixir Shares”) that may be issued in connection with the Securities Purchase Agreement because (i) our obligation to issue shares of our common stock under the Securities Purchase Agreement is subject to receipt of the approval of our stockholders, and (ii) as more fully described below, if we enter into a future transaction with Elixir that involves the issuance of shares of our common stock, the American Stock Exchange may not allow the future transaction if we have not also obtained approval for this issuance.

Under certain rules of the American Stock Exchange, more fully described in Proposals Two and Three, issuers must obtain shareholder approval for the issuance of shares of common stock in an amount greater than 20% of such issuer’s shares of common stock then outstanding. In connection with enforcing these rules, the AMEX may add together, or aggregate, multiple transactions involving the same parties for purposes of calculating the 20% limitation. We are not required to obtain shareholder approval under the rules of the AMEX for our current transaction with Elixir, because the shares of our common stock issuable pursuant to the transaction documents (i) will not be issued below market price at the time the documents were executed, and (ii) are not issued as consideration in an acquisition. However, if we enter into a future transaction with Elixir that requires us to issue shares of our common stock, the AMEX may determine that this present transaction is part of such future transaction and aggregate the share issuances for purposes of determining our compliance with applicable AMEX rules. If that occurs, the AMEX could determine that we should have obtained approval of our shareholders to issue our common stock in this transaction, even though we are not presently required to do so. Currently, we are not involved in negotiations for any future transaction with Elixir, however, as described below, we intend to enter into negotiations with Elixir to acquire an equity interest in Elixir. It is possible that the structure of any such transaction may involve our issuance of additional common shares.

You are not being asked to approve the execution of the Alliance Agreement, Sales Agreement, or Securities Purchase Agreement; those documents have been executed and are effective. You are only being asked to approve the issuance of the securities pursuant to the Securities Purchase Agreement. You can find additional information about the Elixir transaction in our Current Report on Form 8-K filed with the SEC on October 17, 2006, and our Quarterly Report on Form 10-QSB filed on November 15, 2006, which are available on the SEC’s website at www.sec.gov.

Pursuant to the Alliance Agreement, we have agreed to enter into negotiations with Elixir to establish a manufacturing alliance pursuant to which (i) Elixir will integrate its research and development operations in Macau with our engineering operations in Zuhai, China, (ii) after a satisfactory testing period, we will manufacture all products required by Elixir at its China manufacturing facilities, and (iii) Elixir will make an equity investment in a special purpose entity we will form to hold our China manufacturing facilities. The manufacturing alliance is subject to the parties’ negotiation and agreement on the definitive terms of the manufacturing alliance, and to any required third party approvals. In addition, Elixir will grant us a license to use the trade name “Elixir” subject to the approval of its board of directors, and we will negotiate terms under which we will acquire an equity interest in Elixir, subject to regulatory approval and shareholder approvals of all parties if required. The Alliance Agreement imposes certain limitations on our business operations and those of Elixir through September 30, 2007.

Pursuant to the Sales Agreement, we have appointed Elixir as our exclusive distributor throughout Asia, and to those casinos controlled by certain designated customers, regardless of where they are located, for our chips, plaques, chip washers, and all new products developed or sold by us that do not directly compete with any product distributed by Elixir. The initial period of exclusivity is five years, and may be extended for an additional 15 year period provided that Elixir achieves an aggregate sales target of US$20,000,000 during the initial five year period. If at any time Elixir fails to achieve a pro rata portion of the sale target during two consecutive 12-month periods, we may terminate Elixir’s exclusivity under the Sales Agreement with respect to the Asian market upon 60 days written notice. The Sales Agreement is subject to termination (i) by Elixir, without cause, upon 30 days written notice to us; (ii) by either party upon written notice if the other party is in breach of any material term of the Sales Agreement and has not remedied the breach within 30 days of receiving notice thereof; (iii) by either party upon written notice if the other party liquidates or becomes insolvent; (iv) by either party immediately if any gaming authority recommends termination of the Sales Agreement, or determines that one of the parties is not suitable to engage in gaming activities; or (v) by either party immediately if such party reasonably believes that the Sales Agreement may have a detrimental impact upon the ability of such party or any of its affiliates to be qualified for, or maintain, any licenses issued by a gaming authority.

Pursuant to the Securities Purchase Agreement, Elixir has agreed to purchase, subject to satisfaction of the closing conditions, one of which is the receipt of approval of our stockholders, if required, for the aggregate price of $2.65 million, 1,000,000 shares of our common stock and warrants to purchase 16,000,000 shares of our common stock at exercise prices ranging from $2.65 to $5.50 per share for a period of 33 months beginning on March 31, 2007. All shares of common stock issuable pursuant to the Securities Purchase Agreement and warrants are hereinafter referred to as the “Elixir Shares”. The warrants are non-transferable, except to certain affiliates of Elixir. Following the closing of the transaction, Elixir will be entitled to appoint one person to our board of directors, and will be able to appoint a replacement director if such seat on our board becomes vacant at any time. Upon the exercise of any of the warrants, Elixir will be entitled to appoint to our board a number of directors proportionate to its equity ownership in VendingData, determined on a fully diluted basis.

Following the closing, if at any time Elixir believes in its sole discretion that it is or may be subject to a material regulatory examination, review, process or other requirement relating to its ownership of our securities, and the examination, review, process or requirement may subject Elixir or its affiliates to licensing or gaming regulations in the United States, and Elixir believes in its sole discretion that it is or will be unable to cooperate or comply with such examination or requirements without an unreasonable amount of time, expense or effort, Elixir may transfer ownership of the affected securities to a voting trust. For this purpose, a probity or suitability review or process by federal or state gaming regulators in the United States will be considered a material regulatory requirement. If Elixir believes in its sole discretion, after taking into account the time, expense and effort, that transferring its securities to a voting trust would not be commercially advisable or would not resolve the issue, and the material regulatory requirement is continuing, we are required under the Securities Purchase Agreement to use our best efforts to assist Elixir to sell its securities to a third party as expeditiously as possible for an aggregate amount of not less than the sum of $2,650,000 plus the exercise price of any warrants acquired by Elixir at closing and subsequently exercised. If such sale cannot be completed within 90 days, we will use its best efforts to repurchase all of the securities issued to Elixir pursuant to the Securities Purchase Agreement for an aggregate amount equal to that described in the preceding sentence. Any repurchase by us will be subject to the good faith determination by our board of directors that the repurchase is not inconsistent with our board’s fiduciary duties to our shareholders.

Pursuant to the Securities Purchase Agreement, James Crabbe and Mark Newburg, chairman of our board and our chief executive officer, respectively, have agreed to vote all of the shares of our common stock under their control in favor of the transactions contemplated by the Securities Purchase Agreement for the purpose of obtaining any required shareholder approvals.

Until January 25, 2007, the exercise period of the warrants may be extended at Elixir’s request; however, the expiration date may not be extended beyond December 31, 2010, and except as described below the initial exercise date may not be accelerated. If, prior to the date that the warrants first become exercisable, we enter into a transaction with a party other than Elixir or its affiliates that will result in a change of control of VendingData, then (i) upon consummation of the transaction, warrants to purchase 4,000,000 shares of our common stock at $2.65 per share shall become immediately exercisable, and (ii) all remaining warrants will be cancelled. In addition, if Elixir, an affiliate of Elixir or the holder of any warrant breaches any material obligation under the Securities Purchase Agreement or the relevant warrant, and the breach is not remedied within 90 days of receiving written notice of the breach from us, we may cancel all or any portion of the warrants that are unexercised at the end of the 90 day cure period.

The exercise price of the warrants and the number of shares issuable pursuant to the warrants are subject to adjustment for stock splits, dividends, rights offerings and other dilutive events. In addition, the number of shares of common stock for which the warrants may be exercised is subject to adjustment if we issue shares of our common stock, or securities convertible into or exchangeable for shares of our common stock at a price less than the volume-weighted average price (“VWAP”) on the date of issuance. Such an adjustment will be made every time we issue common stock as a price below the VWAP; however, no adjustment will be made for shares issued in connection with the exercise of outstanding stock options and warrants, or the exercise of our rights pursuant to the Put Agreement described in Proposal Three.

If we do not obtain shareholder approval for the issuance of the Elixir Shares, we may still be able to issue shares of our common stock, or securities convertible into share of our common stock, to Elixir in accordance with the Securities Purchase Agreement if both we and Elixir waive the closing condition. However, we are seeking shareholder approval not only to satisfy the closing condition, but also to allow us to issue securities in the future if we enter into a subsequent transaction with Elixir. Accordingly, if we do not obtain shareholder approval to issue the Elixir Shares, we may be precluded from issuing shares of our common stock to Elixir in any future transaction.

Recommendation of the VendingData Board of Directors

The VendingData Board of Directors recommends that VendingData stockholders vote “FOR” the approval of the issuance of the Elixir Shares.

PROPOSAL SIX — APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK

In connection with the transaction described in Proposal Five, our board of directors is proposing to amend our articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 70,000,000 shares, as more fully described below. Other than the proposed increase in the number of authorized shares of common stock, the proposed amendment is not intended to modify the rights of existing stockholders in any material respect. Our board of directors approved the proposed increase in the number of authorized shares of common stock and recommends the approval of the amendment to our articles of incorporation.

The proposed amendment to our articles of incorporation is provided as Appendix A to this proxy statement. Amending our articles of incorporation to increase our authorized common stock as described in this Proposal Six is a closing condition under the Securities Purchase Agreement described in Proposal Five. Upon approval of the amendment by our stockholders, we will file the amendment with the Nevada Secretary of State promptly after the Annual Meeting. If the amendment is not approved by our stockholders, our articles of incorporation will not be amended and our authorized capital stock will remain the same. Accordingly, if this Proposal is not approved and we cannot amend our articles of incorporation, we may not be able to complete the transaction with Elixir described in Proposal Five.

Under Nevada law, we are only permitted to issue shares of our capital stock to the extent such shares have been authorized for issuance under our articles of incorporation. Our articles of incorporation currently authorize the issuance of up to 50,000,000 shares of common stock, $.001 par value, and up to 10,000,000 shares of preferred stock, $0.001 par value.

As of October 31, 2006, we have 29,015,099 shares of common stock outstanding, 448,053 shares in treasury and no shares of preferred stock outstanding. In addition, as of October 31, 2006, we have outstanding options to purchase 4,715,272 shares of common stock, and warrants exercisable into 6,338,053 shares of common stock. Pursuant to the transactions described in Proposals Two, Three, Four and Five, we have also entered into transactions that obligate us to issue up to 19,543,672 additional shares of common stock, subject to shareholder approval. In addition, as described above, we are required to amend our articles of incorporation to increase our authorized common stock as a condition to closing the transactions under the Securities Purchase Agreement described in Proposal Five. In order to satisfy the closing condition under the Securities Purchase Agreement, and to ensure sufficient shares of common stock will be available for issuance to fulfill our obligations described in Proposals Two, Three, Four and Five, our board of directors has approved, subject to stockholder approval, the amendment to our articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 shares to 70,000,000 shares.

In addition to fulfilling our obligations described above, our board of directors believes it is desirable to increase the number of authorized shares of common stock in order to provide us with adequate flexibility in corporate planning and strategies. The availability of additional authorized shares of common stock could be used for a number of purposes, including corporate financing, public or private offerings of common stock, future acquisitions, stock dividends, stock splits, strategic relationships with corporate partners, stock options, and other stock-based compensation. The availability of additional authorized shares of common stock is particularly important in the event that our board of directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. Other than as described herein, there are currently no plans, agreements or understandings regarding the issuance of any of the additional shares of common stock that would be available if this Proposal is approved. Such additional authorized shares may be issued for such purposes and for such consideration as our board of directors may determine without further stockholder approval, unless shareholder approval is required by applicable law or the rules of the American Stock Exchange or any stock exchange on which our securities may be listed.

The increase in authorized shares of common stock will not have any immediate effect on the rights of our stockholders. Although the additional authorized shares of common stock will not change the voting rights, dividend rights, liquidation rights or any other stockholder rights, our board of directors will have the authority to issue additional shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or the rules of the American Stock Exchange or any stock exchange on which our securities may be listed. The issuance of additional shares will decrease the relative percentage equity ownership of our stockholders and, depending on the price at which they are issued, may be dilutive to the existing stockholders. The holders of our common stock have no preemptive rights and our board of directors has no plans to grant such rights with respect to any such shares.

If we do not obtain shareholder approval to amend our articles of incorporation, we will not be able to fulfill our obligations to Elixir under the Securities Purchase Agreement.

Recommendation of the Board of Directors

The VendingData Board of Directors recommends that you vote “FOR” approval of the amendment to our articles of incorporation to increase our authorized common stock.

PROPOSAL SEVEN — APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR CORPORATE NAME

 Our board of directors is proposing to amend our articles of incorporation to change our corporate name to “Elixir Gaming Technologies Incorporated.” Our board of directors approved the name change and recommends the approval of the amendment to our articles of incorporation.

In connection with the transactions and relationships contemplated by the Alliance Agreement with Elixir described in Proposal Five, Elixir has agreed to grant us a license to use the trade name “Elixir”, subject to the approval of its board of directors. Pursuant to this license, we will have the right to change our corporate name to “Elixir Gaming Technologies Incorporated”, which has already been approved by our board of directors. In addition to approval of our board of directors, changing our corporate name requires an amendment to our articles of incorporation and must be approved by a vote of our shareholders. We do not yet know if the board of directors of Elixir will approve the license grant; however, if the license is approved, we would like to be able to proceed with the name change immediately.

We are proposing to change our corporate name to reflect our business focus on the gaming technology market in Asia, and our relationship with Elixir. We believe that renaming ourselves “Elixir Gaming Technology” will cause investors and potential partners to specifically identify us as a participant in the gaming market and will allow us to continue to refine our business operations with this perspective.

The proposed amendment to our articles of incorporation is provided as Appendix A to this proxy statement. Upon approval of the amendment by our stockholders, we will file the amendment with the Nevada Secretary of State promptly after the Annual Meeting. If the amendment is not approved by our stockholders, or if Elixir’s board of directors does not approve the license, our articles of incorporation will not be amended and our corporate name will remain unchanged.

Recommendation of the Board of Directors

The VendingData Board of Directors recommends that you vote “FOR” approval of the amendment to our articles of incorporation to change our corporate name.

PROPOSAL EIGHT — APPROVE AN AMENDMENT TO OUR 1999 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED

Our board of directors is proposing to amend our Amended and Restated 1999 Stock Option Plan (the “Option Plan”) to increase the number of shares of common stock that may be issued upon the exercise of options granted thereunder from 5,000,000 to 6,000,000. Our board of directors has approved the amendment to the Option Plan and recommends the approval of the amendment to increase the authorized shares under the Option Plan. The proposed amendment to the Option Plan is provided as Appendix B to this proxy statement.

The Option Plan was originally adopted by our stockholders on March 29, 1999. Through amendments approved by our stockholders on October 5, 2004, and July 21, 2005, we may issue stock options pursuant to the Option Plan to purchase up to 5,000,000 shares of our common stock. As of October 31, 2006, we have issued options to purchase 4,574,072 shares of common stock under the Option Plan.

Our board of directors has reviewed the Option Plan and the lack of available shares thereunder and determined that the Option Plan requires additional shares to provide the flexibility with respect to stock-based compensation that our board of directors believes is necessary to establish appropriate long-term incentives to achieve our objectives. Our board of directors believes that it is advisable to increase the 5,000,000 share limit to 6,000,000 shares in order to attract and compensate employees, officers and directors upon whose judgment, initiative and effort we depend. The issuance of stock options to eligible participants is designed to align the interests of such participants with those of our stockholders.

The proposed amendment to the Option Plan increases the number of shares of common stock that may be issued upon the exercise of options by 1,000,000 shares, or 3.4% of the 29,015,099 shares of common stock outstanding on October 31, 2006. As amended, the Option Plan will continue to provide for appropriate adjustments in the number of shares in the event of a stock dividend, recapitalization, merger or similar transaction.

The following is a summary of the material aspects of the Option Plan, as proposed to be amended.

Types of Awards and Terms. The only awards that may be granted under the Option Plan are stock options. Our board of directors is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. Our board may specify the terms of such grants subject to the terms of the Option Plan. The exercise price per share subject to an option is determined by our board of directors, but may not be less than the fair market value of a share of our common stock on the date of the grant in the case of incentive stock options. The maximum term of each option, the times at which each option will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by our board, except that no option may have a term exceeding ten years. Incentive stock options that are granted to holders of more than ten percent of our voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

Shares. The Option Plan will be amended to authorize an additional 1,000,000 shares of common stock. Shares issuable upon the exercise of options awarded under the stock option plan will consist of authorized and unissued shares of our common stock. If shares subject to an option under the Option Plan cease to be subject to such option, or if shares awarded under the Option Plan are forfeited, or otherwise terminate without payment being made to the participant in the form of common stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the Option Plan.

Participation. Awards under the Option Plan may be made to our officers, directors, employees, consultants, advisers, independent contractors and agents who are responsible for or contribute to the management, growth and/or profitability of our business.

Option Price and Payment. Incentive stock options (as defined in the Option Plan) granted under the Option Plan may be exercised at a price not less than 100% of the fair market value of our common stock on the date of grant; provided, however, that if at the time the option is granted the optionee owns or would be considered to own by reason of Section 424(d) of the Internal Revenue Code of 1986 more than 10% of the total combined voting power of all classes of our stock or any subsidiary or parent company, the purchase price of the shares covered by the applicable option shall not be less than 110% of the fair market value per share of the common stock on the date the option was granted. Options may be exercised by payment of the option price and any applicable taxes in full, by cash or by certified or cashier’s check payable to “VendingData Corporation” or the equivalent thereof acceptable to us.

Administration. A committee of our board of directors may administer the Option Plan, subject to final approval of awards by our board of directors. The governing body for the Option Plan must consist of at least two directors that are both “Non-Employee Directors” as defined pursuant to the rules adopted by the SEC under Section 16 of the Securities Exchange Act of 1934, or the Exchange Act, and “Outside Directors” as defined by the regulations promulgated under Section 162(m) of the Internal Revenue Code. In the event our board fails to designate a committee to administer the Option Plan, the Option Plan shall be administered by our board. The members of the committee serve at the discretion of our board of directors, which may remove these members at any time. Currently, our board of directors administers the Option Plan.

Exercise and Option Term. Each option vests and becomes exercisable in installments or otherwise in accordance with the schedule and upon the terms and conditions determined by our board. The expiration date of each option shall be determined by our board. In the event an expiration date is not so determined, the expiration date shall be 10 years from the date on which the option is granted, and may be subject to earlier termination as set forth in the Option Plan. Stock options may be exercised in whole or in part at any time during the option period by giving written notice to us specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price, either by cash or by certified or cashier’s check, or such other instrument as our board may accept and by payment of all amounts that we are required to withhold by law for tax obligations.

Effect of Termination of Employment on Options. Upon termination of an optionee’s employment for cause, such employee’s stock options will terminate. Upon termination of an option holder’s employment for any reason other than death or permanent disability, such employee’s stock options will terminate 90 days from the date on which such relationship terminates. Except as our board may expressly determine otherwise at any time with respect to any particular non-qualified option granted, if an optionee shall die or cease to have a relationship by reason of permanent disability, any option granted to him shall terminate one year after the date of his death or termination of relationship due to permanent disability unless by its terms it shall expire before such date, and shall only be exercisable to the extent that it would have been exercisable on the date of his death or his termination of relationship due to permanent disability. In the case of death, the option may be exercised by the person or persons to whom the optionee’s rights under the option shall pass by will or by the laws of descent and distribution.

Change of Control. In the event of a change of control (as defined in the Option Plan), all outstanding options not then exercisable and vested shall become fully vested and exercisable as of the change-of-control date.

Amendment. Our board of directors may at any time suspend, amend, revise or terminate the Option Plan, except that stockholder approval is required by a majority of the shares present and voting at either an annual or special meeting called for such purpose to:

•    Materially increase the benefits accruing to participants under the Option Plan;

•    Increase the number of shares of common stock that may be issued under the Option Plan; or

•    Materially modify the eligibility requirements for participation in the Option Plan.

Our board may amend the terms of any stock option that has already been granted, but no such amendment shall impair the rights of a holder without that holder’s consent.

Certain Federal Income Tax Consequences. The following is a brief description of the current federal income tax consequences generally arising with respect to options granted under the Option Plan.

Tax consequences to us and to participants receiving awards will vary with the type of award. Generally, a participant will not recognize income, and we are not entitled to take a deduction, upon the grant of an incentive stock option or a non-qualified stock option. Generally, a participant will not have taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply). Upon exercising an option other than an incentive stock option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise.

If a participant sells shares of common stock acquired upon exercise of an incentive stock option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the shares of common stock at the date of exercise of the incentive stock option (or, if less, the amount realized upon the disposition of the shares of common stock acquired upon the exercise of the incentive stock option), and (ii) the exercise price. Otherwise, a participant’s disposition of shares of common stock acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

We generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. We generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to disposition of the shares.

The foregoing discussion is general in nature and is not intended to be a complete description of the federal income tax consequences of the Option Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Option Plan are urged to consult a tax advisor as to the tax consequences of participation.

Plan Benefits. Because grants under the Option Plan are discretionary, we cannot determine the number of options and shares that may be granted under the Option Plan as a result of the amendment. As of October 31, 2006, we have outstanding options to purchase 4,574,072 shares of common stock.

Recommendation of the Board of Directors

The VendingData Board of Directors recommends that you vote “FOR” approval of the amendment to the 1999 Stock Option Plan.

PROPOSAL NINE — AUTHORIZATION TO ADJOURN OR POSTPONE THE MEETING TO SOLICIT ADDITIONAL VOTES FOR APPROVAL

 If at the Annual Meeting the number of shares of our common stock voting in favor of all other proposals is insufficient to approve those proposals under applicable law, our management intends to move to adjourn or postpone the meeting in order to enable it to solicit additional proxies in favor of those proposals. In that event, we will ask our stockholders to vote only upon the adjournment proposal.

In the adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting management the discretionary authority to adjourn or postpone the Annual Meeting and any later adjournments of that meeting to a later date in order to enable our board of directors to solicit additional proxies in favor of all other proposals presented if those proposals initially lack a sufficient number of shares voting in favor. If our stockholders approve the adjournment proposal, our management could adjourn the Annual Meeting and any adjourned session of the Annual Meeting to a later date and use the additional time to solicit additional proxies in favor of all proposals presented, including solicitation of proxies from stockholders that have previously voted against those proposals.

Recommendation of the Board of Directors

The VendingData Board of Directors recommends that you vote “FOR” the authorization to adjourn or postpone the meeting to solicit additional votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock, as of October 31, 2006, by:

•   All of our directors and executive officers, individually;

•   All of our directors and executive officers, as a group; and

•   All persons who beneficially owned more than 5% of our outstanding common stock.

The beneficial ownership of each person was calculated based on 29,015,099 shares of our common stock outstanding as of October 31, 2006, according to the record ownership listings as of that date and the verifications we solicited and received from each director and executive officer. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of October 31, 2006 pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness, but excludes stock appreciation rights. Two or more persons might count as beneficial owners of the same share. Unless otherwise noted, the address of the following persons listed below is c/o VendingData Corporation, 6830 Spencer Street, Las Vegas, Nevada 89119.

	Shares of Common Stock Beneficially Owned (1)
Name of Director or Executive Officer	Amount		Percent of Class
James E. Crabbe	7,115,073	(2)	24.5%
Paul A. Harvey	64,000	(3)	*
Vincent L. DiVito	64,000	(3)	*
Robert L. Miodunski	64,000	(3)	*
Mark R. Newburg	2,292,252	(4)	7.6%
Arnaldo F. Galassi	35,000	(5)	*
Peter Zee	34,000	(5)	*
William Westmore Purton	3,114,286	(6)	10.2%
All directors and executive officers as a group (8 persons)	12,782,611		39.9%

Name and Address of 5% Holders

Leonid Frenkel c/o Triage Capital LF Group, LLC 401 City Avenue, Suite 800 Bala Cynwyd, PA 19004	2,261,186	(7)	7.6%

LC Capital Master Fund LP c/o Lampe Conway & Co., LLC 680 Fifth Avenue, Suite 1201 New York, NY 10019	3,057,169	(8)	10.4%

Bricoleur Capital Management 12230 El Camino Real, Suite 100 San Diego, CA 92130	5,142,189	(9)	15.9%

* Less than 1%.

(1)	Unless otherwise noted, the persons identified in this table have sole voting and sole investment power with regard to the shares beneficially owned by them

(2)
Includes 80,600 shares issuable upon the exercise of stock options and 2,460,407 shares held by Mr. Crabbe, as Trustee of the James E. Crabbe Revocable Trust. Mr. Crabbe disclaims any ownership of any shares of common stock beneficially owned by Phileo Foundation, a charitable foundation of which Mr. Crabbe is a trustee and president, or by Yvonne M. Huson, or her related trusts, for which Mr. Crabbe formerly held voting power.

(3)	Includes 34,000 shares issuable upon the exercise of stock options, and 30,000 shares accrued for issuance as compensation for services as a director.

(4)
Includes 233,666 shares issuable upon the exercise of stock options and 2,058,586 shares over which Mr. Newburg exercises sole voting control pursuant to a Voting Trust Agreement dated August 28, 2006, by and among Mr. Newburg and the Triage entities.

(5)	Includes 34,000 shares issuable upon the exercise of stock options.

(6)
Includes 981,119 shares held directly by Synwood Pty Ltd., a trust for which Mr. Purton is the sole trustee, 826,024 shares issuable upon conversion of a secured promissory note held by Mr. Purton, and 826,024 shares issuable upon conversion of a secured promissory note held by Synwood.

(7)
Includes 1,061,363 shares owned by Triage Offshore Fund, Ltd., and 397,021 shares issuable upon the exercise of warrants owned by Triage Offshore Fund, Ltd.; 128,029 shares owned by Triage Capital Management B LP, and 289,688 shares issuable upon the exercise of warrants owned by Triage Capital Management B LP; 98,484 shares owned by Triage Capital Management LP, and 175,844 shares issuable upon the exercise of warrants owned by Triage Capital Management LP; 75,757 shares owned by Periscope Partners LP, and 10,000 shares issuable upon the exercise of warrants owned by Periscope Partners; and 25,000 shares issuable to Leonid Frenkel upon the exercise of warrants held by him.

(8)	Includes 2,697,169 shares issued directly, and 360,000 shares issuable upon the exercise of warrants.

(9)	Includes 2,600,000 shares issuable upon the exercise of warrants and 741,624 shares issuable upon conversion of secured promissory notes.

EQUITY COMPENSATION PLAN INFORMATION

We have two stock options plans, the Amended and Restated 1999 Stock Option Plan and the Amended and Restated 1999 Directors’ Stock Option Plan, through which 5,000,000 shares and 300,000 shares are authorized, respectively. Pursuant to our stock options plans, as of October 31, 2006 there were options outstanding to purchase 4,658,872 shares of our common stock with a weighted average exercise price per share of $1.99, and options remaining to purchase 641,128 shares of our common stock.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and notes rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,658,872	$1.99	641,128
Equity compensation plans not approved by security holders	—	—	—
Total	4,658,872	$1.99	641,128

In reviewing the foregoing please note:

•
The first column reflects outstanding stock options to purchase 4,574,072 shares and 84,000 shares of common stock pursuant to our Amended and Restated 1999 Stock Option Plan and our Amended and Restated 1999 Directors’ Stock Option Plan, respectively, which have been approved by our stockholders.

•
The third column reflects 425,928 shares remaining for issuance under our Amended and Restated 1999 Stock Option Plan and 215,200 shares remaining for issuance under our Amended and Restated 1999 Directors’ Stock Option Plan.

EXECUTIVE COMPENSATION

Employment Agreements

 On March 25, 2005, we entered into a resignation agreement with Steven J. Blad in which we permitted Mr. Blad to resign as our chief executive officer, president and as a member of our board of directors. In addition to the resignation agreement, we entered into a six-month consulting agreement with Mr. Blad for the purposes of, among other things, transitioning the administration of our manufacturing facilities in China and assisting with certain international sales matters. The consulting agreement provided for six equal payments of $16,666.66 and additional payments of up to $100,000 upon the satisfaction of certain milestones related to our manufacturing facilities in China. The consulting agreement also provided for a commission of up to 2.5% of the revenue received from sales by Technical Casino Supplies Ltd., an affiliate of TCS JohnHuxley, pursuant to the Distribution Agreement dated January 21, 2005. The consulting agreement was terminated in advance of the six-month term in July 2005.

 On February 4, 2005, we entered into a consulting agreement with Mark Newburg through which Mr. Newburg provided us with detailed independent analysis of our operational matters. Pursuant to the consulting agreement, we agreed to provide an initial payment of $20,000, provide monthly compensation of $10,000 beginning on March 1, 2005, $20,000 monthly effective April 1, 2005, and issued options to purchase 300,000 shares of common stock at an exercise price of $1.49 per share. Although Mr. Newburg was appointed to our board of directors as Executive Director on March 25, 2005 to oversee all aspects of our operations, Mr. Newburg continued to be compensated pursuant to the terms of this consulting agreement until he entered into a formal employment agreement in September 2005. On April 28, 2005, our board of directors, without Mr. Newburg participating, granted to Mr. Newburg an additional option to purchase 200,000 shares of our common stock at an exercise price of $1.85 per share. On September 29, 2005 we entered into a two year employment agreement with Mr. Newburg. Terms of the agreement provide for an annual salary of $250,000, a signing bonus of $75,000 split in two equal payments to be made on the signing of the employment agreement and on December 15, 2005, and 750,000 stock options priced at $1.34 to be issued on any change of control. In April 2006, our board of directors approved an increase in Mr. Newburg’s salary to $300,000 per year. Mr. Newburg is also eligible for annual bonuses of up to 50% of his salary provided certain performance milestones are met.

On March 1, 2005, we entered into a consulting agreement with Arnaldo F. Galassi through which Mr. Galassi provided us with financial analysis of our operational matters. Pursuant to the consulting agreement, we agreed to provide monthly compensation of $5,000 beginning on March 1, 2005 and issued options to purchase 100,000 shares of common stock at an exercise price of $1.92 per share. On September 29, 2005, we entered into a two year employment agreement with Mr. Galassi to be our vice president and chief financial officer. Terms of the agreement provide for an annual salary of $150,000, and 150,000 stock options priced at $1.34 to be issued on any change of control. . In April 2006, our board of directors approved an increase in Mr. Galassi’s salary to $200,000 per year. Mr. Galassi is also eligible for an annual bonus of up to 50% of his salary provided certain performance milestones are met.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to, our chief executive officer and our other executive officers earning in excess of $100,000 for services rendered in all capacities during fiscal years ended December 31, 2005, 2004 and 2003. We provide certain perquisites and other personal benefits to some or all of our executives. The unreimbursed incremental cost to us of providing perquisites and other personal benefits did not exceed, as to any of the executives for any year, the lesser of $50,000 or 10% of the total salary and bonus paid to such executive for such year.

	Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	All Other Compensation	Securities Underlying Options (#)
Mark R. Newburg	2005	64,423	$75,000	$150,000	—
President and CEO	2004	$—	—	—	—
	2003	—	—	—	—

Steven J. Blad	2005	106,022	—	$116,667	—
Former President and CEO	2004	$340,400	—	—	—
	2003	282,000	$7,800	—	$500,000

On March 25, 2005, Mr. Blad resigned as our chief executive officer, president and as a member of our directors. Mr. Newburg was appointed to our board of directors as executive director in March 2005 and was named president and chief executive officer in October 2005.

Option Grants in Last Fiscal Year

The following table summarizes option grants during the fiscal year ended December 31, 2005 to each of the executive officers named in the Summary Compensation Table above.

Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in		Exercise or Base Price		Expiration
Name	Granted (#)	Fiscal Year		($/Sh)		Date
Mark R, Newburg, President and CEO	300,000 200,000 750,000	8.1 5.4 20.4	% % %	$ $ $	1.49 1.85 1.34	1/31/2015 (1) (2)

(1) This option expires with respect to one-third of the 200,000 shares on each of April 28, 2008, April 28, 2009 April 28, 2010.

(2) This option vests only upon a change in control and expires 10 years following such change in control.

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information regarding exercises of stock options and stock appreciation rights, or SARs, during the fiscal year ended December 31, 2005 made to the named executive officers.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005			Value of Unexercised In-the-Money Options at December 31, 2005 (2)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable		Exercisable	Unexercisable
Steven J. Blad	—	—	0	0		0	0
Mark R. Newburg	—	—	0	1,250,000	(1)	0	$1,822,000

(1) Includes 750,000 options exercisable upon a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH THE COMPANY

Transaction Review

We have adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of our board. Our bylaws provide that no such transactions by us shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of our board or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if:

•
The fact of such common directorship or financial interest is disclosed to or known by our board or committee and noted in the minutes, and our board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or

•
The fact of such common directorship or financial interest is disclosed to or known by the stockholders entitled to vote, and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of stockholders holding a majority of the shares of common stock entitled to vote (the votes of the interested directors or officers shall be counted in any such vote of stockholders); or

•	The contract or transaction is fair and reasonable to us at the time it is authorized or approved.

In addition, interested directors may be counted in determining the presence of a quorum at a meeting of our board or a committee thereof that approves such transactions.

Private Placement

Through our private placement of 10% senior secured convertible notes (“Senior Notes”) in February 2005 and March 2005 in the aggregate principal amount of $12,000,000, we received subscriptions from and issued Senior Notes to LC Capital Master Fund LP and certain funds managed by Triage Capital Management LP. Each Senior Note provided for the one-time right to convert up to one-half of the outstanding principal owed on the Senior Note into shares of common stock at a rate of $1.65 per share. The following table identifies the notes issued to LC Capital Master Fund LP and the Triage Funds and the maximum number of shares issuable under such Senior Notes.

Name	Amount of Note ($)	Conversion Shares (Maximum)
LC Capital Master Fund LP	1,500,000	454,545
LC Capital Master Fund LP	1,750,000	530,303
Triage Capital Management B, LP	422,500	128,029
Triage Capital Management LP	325,000	98,484
Triage Offshore Fund Ltd	3,502,500	1,061,363
Periscope Partners LP	250,000	75,757

In connection with the transactions with the Bricoleur Funds, described in Proposal Three above, we converted to common stock all amounts subject to conversion pursuant to the Senior Notes, which was, in the aggregate, 50% of the original principal balance. Concurrently, we paid all remaining balances outstanding under the Senior Notes with a portion of the proceeds from the Bricoleur transaction. Accordingly, all Senior Notes have been paid in full and we have no continuing payment obligations to the former noteholders with respect to the Senior Notes. For additional information, see our Current Report on Form 8-K filed with the SEC on May 8, 2006, available at the SEC’s website at www.sec.gov.

Transactions Involving the Triage Funds

Through the filing of a Schedule 13G on October 1, 2004, Triage Management L.P. and Leonid Frenkel first reported their beneficial ownership of more than 5% of our outstanding shares of common stock. In addition to the subscription of 10% senior secured convertible notes described above, we entered into a repurchase agreement with Leonid Frenkel, Triage Capital Management B, LP, Triage Capital Management LP, Triage Offshore Fund Ltd and Periscope Partners LP whereby we repurchased an aggregate of 448,053 shares of common stock in exchange for warrants to purchase an aggregate of 448,053 shares of common stock with an exercise price of $.01 per share. The repurchased shares have been classified as treasury shares. For additional information, see our Current Report on Form 8-K filed on April 14, 2005.

Transactions Involving Our Officers and Directors

On July 12, 2006, we acquired all of the outstanding capital shares of Dolphin Advanced Technologies Pty Ltd, an Australian corporation, pursuant to a purchase agreement with William Westmore Purton, an individual, and Synwood Pty Ltd, an Australian corporation ("Synwood" and together with Mr. Purton, the "Sellers"). Synwood is a family trust, for which Mr. Purton is the sole trustee. Following the acquisition, Mr. Purton became a member of our board of directors. See Proposal Two for a description of the Dolphin transaction.

As more fully described in Proposal Two, we are seeking the approval of our stockholders for the issuance of shares of our common stock to the Sellers as described in Proposal Two. If we receive approval for the issuance, Mr. Purton and Synwood will receive a total of 1,652,048 shares of our common stock. Mr. Purton and Synwood currently own an aggregate of 1,462,238 shares of our common stock, all of which they are entitled to vote at the Annual Meeting.

Securities and Exchange Commission Position on Certain Indemnification

Our articles of incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Nevada law. Chapter 78 of the Nevada Revised Statutes, or NRS, provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or persons controlling us pursuant to the provisions contained in our amended and restated articles of incorporation, our amended and restated bylaws, Nevada law or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding, is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

Indemnification Agreements

We have entered into indemnification agreements with members of our board of directors and certain other employees in which we agreed to hold harmless and indemnify such directors, officers and employees to the fullest extent authorized under Nevada law, and to pay any and all related expenses reasonably incurred by the indemnitee. The relevant members of our board of directors are James E. Crabbe, Mark R. Newburg, Vincent L. DiVito, Maj. Gen. Paul A. Harvey, Robert L. Miodunski and William Purton. The relevant employees are: D. Dean Barnett, vice president of sales; Joseph D. Corradino, director of sales/table games; Kenneth R. Dickinson, vice president of engineering; Robert G. Pietrosanto, vice president of sales, and Arnaldo F. Galassi, secretary and chief financial officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules adopted by the SEC under Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, require our officers and directors, and persons who own more than 10% of the issued and outstanding shares of our equity securities, to file reports of their ownership, and changes in ownership, of such securities with the Securities and Exchange Commission on Forms 3, 4 or 5, as appropriate. Such persons are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during our most recent fiscal year, and any written representations provided to us, we believe that all of the officers, directors, and owners of more than ten percent of the outstanding shares of our common stock complied with Section 16(a) of the Exchange Act for the year ended December 31, 2005. Based on the reports, no director sold any VendingData common stock in 2005.

OTHER BUSINESS

We know of no business that will be presented for consideration at the Annual Meeting other than that described in this proxy statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by our board will be voted according to the judgment of the person or persons voting the proxies.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the company’s Proxy Statement or Annual Report to Stockholders may have been sent to multiple stockholders in each household. The company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Investor Relations, VendingData Corporation, 6830 Spencer Street, Las Vegas, Nevada, 89119; telephone: (702) 733-7195. Any stockholder who wants to receive separate copies of our Proxy Statement or Annual Report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

PROPOSALS FOR THE NEXT ANNUAL MEETING

We must receive proposals of stockholders intended to be presented at our next annual meeting prior to January 15, 2007, to be considered for inclusion in our proxy statement relating to that meeting. Our board of directors will review any proposals from eligible stockholders that it receives by that date and will make a determination whether any such proposals will be included in our proxy materials. Any proposal received after January 15, 2007 shall be considered untimely and shall not be made a part of our proxy materials.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in our proxy statement must also notify us within a reasonable time before we print and mail the proxy materials. If a stockholder fails to give reasonable advance notice, then the persons named as proxies in the proxies solicited by us for the next Annual Meeting will have discretionary authority to vote on the proposal.

INFORMATION INCORPORATED BY REFERENCE

We are permitted to incorporate by reference information that we file with the Securities and Exchange Commission. Accordingly, we incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this proxy statement:

•	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, which was filed on March 30, 2006; and

•	Our Quarterly Report on Form 10-QSB for the period ended September 30, 2006, which was filed on November 15, 2006.

The information incorporated by reference includes our audited financial statements for the year ended December 31, 2005, and our unaudited financial statements for the periods ended September 30, 2006, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the above-referenced documents.

ANNUAL REPORT

COPIES OF OUR ANNUAL REPORT ON FORM 10-KSB, INCLUDING ALL EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE FROM THE CORPORATE SECRETARY AT OUR CORPORATE OFFICES LOCATED AT 6830 SPENCER STREET, LAS VEGAS, NEVADA 89119.

BY ORDER OF THE BOARD OF DIRECTORS

Mark R. Newburg, President and Chief Executive Officer

November ___, 2006

Las Vegas, Nevada

[FRONT OF PROXY CARD] YOUR VOTE IS IMPORTANT TO US. PLEASE CAST YOUR VOTE TODAY.
PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, ________, 2006
SOLICITED BY THE BOARD OF DIRECTORS OF VENDINGDATA CORPORATION

The undersigned stockholder of VendingData Corporation hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-KSB in connection with our annual meeting of stockholders to be held at our principal offices at 6830 Spencer Street, Las Vegas, Nevada, on _______, _______, 2006 at 10:00 o’clock in the morning, Pacific Time, and hereby appoints Mark R. Newburg and James E. Crabbe, as proxy, with power of substitution, to attend and to vote all shares the undersigned would be entitled to vote if personally present at said annual meeting and at any adjournment thereof.

(The proxy is instructed to vote as specified on the reverse)

VOTING BY TELEPHONE OR INTERNET IS QUICK, EASY AND IMMEDIATE. As a stockholder of VendingData Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern time, on _____________, 2006.

TO VOTE YOUR PROXY BY INTERNET. Please access the website, www.continentalstock.com, with your proxy card available. Please follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY TELEPHONE. Using any touch-tone telephone, please call 1-866-894-0537 to vote your proxy. Please have your proxy card available when you call and follow the voting instructions to vote your shares.

TO VOTE YOUR PROXY BY MAIL. Please mark, sign and date your proxy card below, detach the proxy card and return the proxy card in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CAD IF YOU ARE VOTING
ELECTRONICALLY BY INTERNET OR TELEPHONE.

‚FOLD AND DETACH HERE AND READ THE REVERSE SIDE.‚

PROXY
THIS PROXY SHALL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROPOSAL IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS						Please make your votes like this	☒

1. ELECTION OF DIRECTORS (To withhold authority to vote for any individual nominee,	FOR ☐	WITHHOLD AUTHORITY ☐		2. APPROVE THE ISSUANCE OF UP TO 1,652,048 SHARES OF	FOR ☐	AGAINST ☐	ABSTAIN ☐
strike a line through that nominee’s name in the list below)				COMMON STOCK UPON CONVERSION OF SECURED PROMISSORY NOTES ISSUED IN AN ACQUISITION.

				3 APPROVE THE ISSUANCE OF UP TO [__________] SHARES OF COMMON STOCK ISSUED IN A FINANCING TRANSACTION.	FOR ☐	AGAINST ☐	ABSTAIN ☐

James E. Crabbe Vincent L. DiVito				4. APPROVE THE ISSUANCE OF 150,000 SHARES OF COMMON STOCK TO CERTAIN DIRECTORS.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Robert L. Miodunski

Paul Harvey
Mark R. Newburg
William Westmore Purton
5. APPROVE THE ISSUANCE OF UP TO 17 MILLION SHARES OF OUR COMMON STOCK PURSUANT TO A SECURITIES PURCHASE AGREEMENT BETWEEN US AND ELIXIR GROUP LIMITED.	FOR ☐	AGAINST ☐	ABSTAIN ☐	6. APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION INCREASING OUR AUTHORIZED COMMON STOCK TO 70 MILLION SHARES.	FOR ☐	AGAINST ☐	ABSTAIN ☐

7. APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION CHANGING OUR CORPORATE NAME TO “ELIXIR GAMING TECHNOLOGIES INCORPORATED”.	FOR ☐	AGAINST ☐	ABSTAIN ☐	8. APPROVE AN AMENDMENT TO OUR 1999 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED UNDER THE PLAN TO 6 MILLION	FOR ☐	AGAINST ☐	ABSTAIN ☐

9. VOTE ON THE ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING TO ANOTHER TIME AND DATE IF SUCH ACTION IS NECESSARY FOR THE BOARD OF DIRECTORS TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF PROPOSALS 1, 2, 3, 4, 5, 6, 7 OR 8
	FOR ☐	AGAINST ☐	ABSTAIN ☐	10. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.	FOR ☐	AGAINST ☐	ABSTAIN ☐

COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

SIGNATURE				SIGNATURE	DATE

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.